Third Addendum to Forbearance and Note Amendment Agreement

This Third Addendum to Forbearance and Note Amendment Agreement (this “Agreement”) is entered into by and among GENERATION ZERO GROUP, INC., a Nevada corporation (“Generation Zero” or the “Company”), and PHOENIX RESTRUCTURING, INC., a Delaware corporation (“Collateral Agent”), on behalf of and as Collateral Agent for holders of GZ Notes and for FIND.COM URL HOLDING, LLC, a Georgia limited liability company (“URL Holding”).

Recitals

A.

On June 30, 2010 Generation Zero issued secured promissory notes (the “GZ Notes”) having an aggregate outstanding principal balance of approximately $3,070,250.  As of January 2, 2016, $2,920,250 of principal and no interest is owed and due on the GZ Notes.

B.

The GZ Notes are secured (i) by a security interest in the personal property of Generation Zero, under a Security Agreement dated June 30, 2010 between Generation Zero and the Collateral Agent, and (ii) by a security interest in the personal property of URL Holding, under a Security Agreement dated June 30, 2010 between URL Holding and the Collateral Agent (collectively, the “Security Agreements”).

C.

On or around November 20, 2010, Generation Zero, Scientigo, Inc. (as predecessor Collateral Agent), and URL Holding approved a Note Amendment and Forbearance Agreement.  On or around April 18, 2012 Generation Zero, Phoenix Restructuring, Inc. (as successor Collateral Agent), and URL Holding approved a First Addendum to Forbearance Agreement (“First Addendum”). On or around May 30, 2014 Generation Zero, Phoenix Restructuring, Inc. (as successor Collateral Agent), and URL Holding approved a Second Addendum to Forbearance Agreement (“Second Addendum”). In each case, the holders of the GZ Notes approved the agreements by the requisite vote.

D.

Section 7 and Section 10 of the GZ Notes, as amended by the Note Amendment and Forbearance Agreement (November 2010), permits the GZ Notes to be amended and permits the Collateral Agent to act on behalf of the holders of the GZ Notes upon approval by holders of at least a majority of the outstanding principal of the GZ Notes, which majority includes Cross Hill Georgetown Capital, L.P.  Accordingly, the Collateral Agent is authorized to sign this Agreement on behalf of all of the holders of the GZ Notes upon approval by holders of at least a majority of the outstanding principal of the GZ Notes, which majority includes Cross Hill Georgetown Capital, L.P.

The parties agree as follows:

1.

Existence of Default under GZ Notes.  Generation Zero acknowledges and agrees that, but for this Agreement, (i) the GZ Notes are in default and that an Event of Default under the GZ Notes has occurred, (ii) the full unpaid principal of the GZ Notes is due and payable, and (iii) the 60 day period referenced in Section 6.11 of the operating agreement of URL Holding has passed, entitling the Directors of URL Holding to cancel Generation Zero’s shares in URL Holding, issue shares to Collateral Agent and participate in a consensual foreclosure.

2.

Confirmation of Outstanding Amount.  The parties agree that, as of January 2, 2016, $2,920,250 of principal is owed on the GZ Notes and zero interest has accrued or is owed on the GZ Notes (interest was suspended and accrued interest cancelled in the First Addendum).  The GZ Notes are accordingly amended.

3.

Agreement to Forbear.  The Collateral Agent will forbear in the exercise of its rights and remedies under the GZ Notes, Security Agreements, the operating agreement of URL Holding and applicable law during the Forbearance Period (as described below), unless a Forbearance Default occurs during such period.  The Forbearance Period commences on January 2, 2016 and ends on January 2, 2017.  During the Forbearance Period, Generation Zero is not required to make any payments under the GZ Notes.  Interest under the GZ Notes does not accrue during the Forbearance Period (but interest begins to accrue at the default rate upon a Forbearance Default).  The term “Forbearance Default” means the calling of a default by the holders of GZ Notes, acting through their Collateral Agent, by sending written notice of default to Generation Zero (effective upon receipt by Generation Zero), in response to the occurrence of any of the Default Triggers (as defined in the next sentence).  The following are the Default Triggers:(i) any default under the Security Agreements (other than any failure to make a payment due under the GZ Notes), (ii) any default under the GZ Notes (other than any failure to make a payment due under the GZ Notes), and (iii) any failure to perform any obligation set forth in this Agreement.  Within five business days of the occurrence of a Default Trigger, Generation Zero shall provide written notice of the occurrence to the Collateral Agent, on behalf of the holders of GZ Notes, or directly to the holders of GZ Notes.

4.

Forbearance Fee.  In recognition of the resources and commitment required to successfully negotiate the final settlement of the Geronimo legal matters by GZ, the GZ holders agree to waive Forbearance Fee upon execution of this agreement.   Generation Zero shall use its good faith efforts to continue to support its blanket legal opinion (when applicable) to facilitate the removal of restrictive legends on shares of common stock previously authorized for issuance in June 2010, November 2010 and April 2012 and issued (or to be issued) by Generation Zero to holders of GZ Notes (which issuance was associated with the GZ Notes).

5.

Cure Payment Upon Expiration of Forbearance Period.  Upon the expiration of the Forbearance Period, Generation Zero shall pay the holders of the GZ Notes 10% of then outstanding principal on the GZ Notes (collectively, the “Cure Payment”).  If the Cure

Payment is made on or before the expiration of the Forbearance Period, the Payment Default, and consequent Event of Default, under the GZ Notes are cured.  Thereafter, interest shall begin to accrue again under the GZ Notes and Generation Zero shall make the regularly scheduled payments of principal and interest as described in Section 6 below.  If Generation Zero asks the Collateral Agent, directly or through an agent of the Collateral Agent, to act as paying agent, the Cure Payment is timely if made to the paying agent by the expiration of the Forbearance Period, provided that the paying agent makes the payments to the holders of GZ Notes within 30 days thereafter.

6.

Regular Payments Upon Cure.  Upon the making of the Cure Payment described in Section 5 of this Agreement, Generation Zero shall pay the remaining unpaid principal plus interest due under the GZ Notes over the following twelve (12) months in twelve equal payments (“Amortizing Payments”), with the first Amortizing Payment due on February 1 following the end of the Forbearance Period described in Section 5 above and subsequent Amortizing Payments due on the 1st of each month thereafter until paid in full.

7.

Amendment of Section 6 of GZ Notes.  The parties amended Section 6 of the GZ Notes in connection with the November 10, 2010 Note Amendment and Forbearance Agreement and wish to again amend Section 6 of the GZ Notes as provided herein (clauses (c) – (e), below, are substantively new).  Accordingly, subject to the Points of Clarification at the end of this Section 7, Section 6 of each of the GZ Notes shall be amended by deleting the text thereof and substituting the following (with capitalized terms having the meaning used in the GZ Notes):

“The then-outstanding principal balance of this Note, together with any interest accrued thereon shall become immediately due and payable if any of the following events ("Events of Default"), and/or any other default or Events of Default defined elsewhere in this Note:

(a)

the Company shall fail to pay when and as due, the principal or interest payable under this Note (or under any of the Notes issued with this Note) on the due date of such payment; or

(b)

there is a default, by the Company or any other grantor, under any security agreement securing the payment of this Note; or

(c)

Richard Morrell, the Company’s President, resigns as President or is removed as President of the Company; or

(d)

the entry of a judgment or judgments for the payment of money against the Company or any subsidiary of the Company, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;

(e)

the occurrence of a material adverse change in any one or more of the following (i) the Company’s assets, operations, business or financial condition, or business or financial prospects, (ii) the Company’s ability to pay and perform the Note or Loan when due, (iii) any property in which lender holds a security interest, (iv) the perfection or priority of any such security interest; or (v) Holder’s rights and remedies under any Note, security agreement or loan document;

(f)

the Company shall: (i) become insolvent or take any action which constitutes its admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or a trustee for it or a substantial portion of its assets; (iii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation or statute of any jurisdiction, whether now or hereafter in effect; (iv) have filed against it any such petition or application in which an order for relief is entered or which remains undismissed for a period of ninety (90) days or more; (v) indicate its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial portion of its assets; or (vi) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; or

(g)

the Company shall take any action authorizing, or in furtherance of, any of the foregoing.

In case any one or more Events of Default shall occur and be continuing, Holder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.  In case of a default in the payment of any principal of or premium, if any, or interest on this Note, the Company will pay to Holder such further amount as shall be sufficient to cover the reasonable cost and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.  No course of dealing and no delay on the part of Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice Holder’s rights, powers or remedies.  No right, power or remedy conferred by this Note upon Holder shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

The Company will give Holder notice of the occurrence of an Event of Default promptly (setting forth in reasonable detail all facts related thereto) after the Company has knowledge of the occurrence of any such event.”

[Points of Clarification: While the Holder in the Event of a Default has the rights described above, each Holder has previously granted the Collateral Agent the power to exercise remedies under the Notes, and a Holder may not exercise remedies under the Notes in conflict with the actions of the Collateral Agent.  See Section 9 of this Agreement below.  An “Event of Default” under the Notes, other than the failure to pay amounts due, is a Default Trigger under this Agreement.  As described in Section 3 of this Agreement, Generation Zero must provide notice of the occurrence of a Default Trigger during the Forbearance Period.  A Forbearance Default is triggered when the holders of GZ Notes, acting through their Collateral Agent, send written notice of default, in response to the occurrence of any of the Default Triggers, to Generation Zero.]

8.

Ratification of Previous Amendment of Section 7 of the GZ Notes.  Section 7 of the GZ Notes was amended by the Note Amendment and Forbearance Agreement (November 2012) to address when the noteholder’s rights may be amended, changed, modified, discharged, cancelled or converted into another class of security of Generation Zero.  The holders of the GZ Notes ratify and confirm such amendment, which provided that the last sentence of Section 7 of the GZ Notes be deleted and the following substituted:

“The Holder’s rights under this Note may only be amended, changed, modified, discharged, cancelled, or converted into another class of security of the Company or another issuer by the Collateral Agent acting with the approval of holders of at least a majority of the outstanding principal amount on all the Notes (including the approval of Cross Hill Georgetown Capital, L.P., a holder of Notes), without your approval or consent.”

9.

Ratification of Previous Amendment of Section 10 of the GZ Notes.  Section 10 of the GZ Notes was amended by the Note Amendment and Forbearance Agreement (November 2010) to address when the noteholder’s rights may be amended, changed, modified, discharged, cancelled or converted into another class of security of Generation Zero.  The holders of the GZ Notes ratify and confirm such amendment, which deleted the last sentence of Section 10 of the GZ Notes and substituted the following:

“Your rights under this Note may only be amended, changed, modified, discharged, cancelled, or converted into another class of security of the Company or another issuer by your Collateral Agent acting with the approval of holders of at least a majority of the outstanding principal amount on all the Notes (including the approval of Cross Hill Georgetown Capital, L.P., a holder of Notes), without your approval or consent.”

10.

Confirmation of Procedure to Exercise Remedies.  In November 2010, the holders of the GZ Notes granted the Collateral Agent extensive powers to exercise remedies under the GZ Notes (as set forth in Exhibit A to the Master Noteholder Consent from November 2010).  The holders of the GZ Notes ratify and confirm that Phoenix Restructuring, Inc., as successor to Scientigo as Collateral Agent, has these powers and responsibilities.

11.

Information Rights and Observation Rights of Collateral Agent with respect to Generation Zero.  Until the GZ Notes have been paid in full, the Collateral Agent shall have the right to appoint (and remove) two persons to observe all board meetings of Generation Zero.

Generation Zero shall provide such persons with reasonable notice of board meetings and reasonable notice of proposed board actions.

12.

Waiver by Generation Zero of Certain Rights.  Generation Zero hereby renounces and waives all rights that are waivable under Article 9 of the Uniform Commercial Code (the “UCC”) as in effect in Georgia and in any jurisdiction in which any of the collateral securing the notes is located.  Without limiting the generality of the foregoing, Generation Zero hereby:

a.

renounces any right to receive notice of any disposition by Collateral Agent pursuant to the UCC upon termination of the Forbearance Period, whether such disposition is by public or private sale or otherwise, including consensual foreclosure as provided in the Operating Agreement of URL Holding,

b.

waives any right to receive notification under UCC §9-621 with respect to an acceptance of collateral in full or partial satisfaction of the GZ Notes under UCC §9-620,

c.

waives any right relating to compulsory disposition of collateral, and

d.

waives any right of redemption.

13.

No Waiver by Collateral Agent or Holders of GZ Notes.  Except for the agreement to forbear the exercise of rights during the Forbearance Period, as described in Section 3 of this Agreement, neither the Collateral Agent, nor any holder of GZ Notes, nor URL Holding nor any Director of URL Holding has waived any right against Generation Zero under the GZ Notes, any security agreement executed in connection therewith or under any other agreement(s) between the parties.  Neither the failure nor delay on the part of the Collateral Agent to exercise any right, remedy, power, or privilege under any of the GZ Notes, the Security Agreements executed in connection with the notes, the operating agreement of URL Holding, or any other document relating to the GZ Notes shall operate as a waiver thereof.  No single or partial exercise of any right, power, or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.   All of the rights, remedies, powers, and privileges of the holders of the GZ Notes, and the Collateral Agent, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently.

14.

Amendment. No amendment, modification, rescission, waiver or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each party hereto.

15.

Integration.  This Agreement constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter.  In entering into this Agreement, Generation Zero acknowledges that it is relying on no statements, representation, warranty, covenant or agreement of any kind made by the Collateral Agent or URL Holding or any employee or agent of Collateral Agent or URL Holding, except for the agreements of Collateral and URL Holding set forth herein.

16.

Time is of the Essence.  The parties agree that time is of the essence in each provision hereof.

17.

Severability.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, such provision shall be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the remaining provisions of this Agreement.

18.

Waiver of Right to Certain Damages.  Except as prohibited by law, Generation Zero absolutely, irrevocably and unconditionally waives any right which it may have to claim or recover against the holders of the GZ Notes, the Collateral Agent, URL Holding, or any of their agents, representatives, consultants, attorneys, employees, officers, or directors in any litigation or otherwise any special, exemplary, punitive or consequential damages other than or in addition to actual damages.

19.

Ratification.  Except as amended by this Agreement, the GZ Notes (as amended) the Security Agreements are ratified and approved.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date and year written below.

Dated: June 29, 2016

GENERATION ZERO GROUP, INC.

By: /s/ Richard Morrell

Richard Morrell

CEO and President

PHOENIX RESTRUCTURING, INC., on behalf of itself and as Collateral Agent for the

Holders of GZ Notes

By: /s/ Hoyt Lowder

Hoyt Lowder

Director

By: /s/ Thomas Lovelace

Thomas Lovelace

Director